Exhibit 5.1

March 9, 2023

Aldeyra Therapeutics, Inc.

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

Re: Aldeyra Therapeutics, Inc. Registration Statement on Form S-8 for 4,099,206 Shares of Common Stock

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”) to be filed by Aldeyra Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of (i) 3,513,605 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock” and such shares the “Equity Incentive Plan Shares”) issuable in the aggregate under the Company’s 2013 Equity Incentive Plan, as amended (the “Equity Incentive Plan”) and (ii) 585,601 shares of Common Stock (the “ESPP Shares” and, together with the Equity Incentive Plan Shares, the “Shares”) of the Company issuable in the aggregate under the Company’s 2016 Employee Stock Purchase Plan (the “ESPP” and, together with the Equity Incentive Plan, the “Plans”).

As your counsel, we have examined such matters of fact and questions of law as we have deemed necessary in order to render the opinion set forth herein. In connection with our opinion expressed below, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We express no opinion as to matters governed by any laws other than the laws of the Delaware General Corporation Law and the federal laws of the United States.

Based upon and subject to the foregoing, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Plans, and in accordance with the Registration Statement, such Shares will be validly issued, fully paid and non-assessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP